As filed with the Securities and Exchange Commission on August 22, 2008.
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FirstEnergy Corp.
(Exact name of registrant as specified in its charter)

Ohio	34-1843785
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

76 South Main Street, Akron, Ohio 44308-1890
(800) 736-3402
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rhonda S. Ferguson
Corporate Secretary
FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308-1890
(330) 384-5620
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Lucas F. Torres, Esq.
Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, New York 10022
(212) 872-1016

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of ‘‘large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	per Share(2)	Price(2)	Registration Fee
Common Stock, $0.10 par value per share	3,000,000	$71.59	$214,770,000	$8,441.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such indeterminate number of additional shares of Common Stock as may be issued in connection with share splits, share dividends or similar transactions in accordance with the provisions of the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices per share of the Common Stock as quoted on the New York Stock Exchange on August 18, 2008.

Pursuant to Rule 429 under the Securities Act, the prospectus filed as part of this Registration Statement will be used as a combined prospectus in connection with this Registration Statement and a prior Registration Statement on Form S-3 (File No. 333-102074), or the Prior Registration Statement. Accordingly, upon effectiveness this Registration Statement will act as a post-effective amendment to the Prior Registration Statement. The registration fee associated with the shares registered pursuant to the Prior Registration Statement was paid at the time of filing of the Prior Registration Statement. The registration fee paid herewith relates only to the 3,000,000 shares of Common Stock being registered pursuant hereto.

Prospectus

FirstEnergy Corp.
Stock Investment Plan
3,000,000 Shares
Common Stock

The FirstEnergy Corp. Stock Investment Plan provides a way for shareholders and employees of FirstEnergy Corp. and its subsidiaries, as well as others, to purchase shares of FirstEnergy’s common stock. (See Question 4.) Holders of preferred stock of our subsidiaries are also eligible to participate in the Plan. Participants in the Plan may:

•	Reinvest all or a portion of cash dividends paid on stock of FirstEnergy or its subsidiaries that is registered in their names, as well as any common stock credited to their Plan accounts, to purchase shares of FirstEnergy common stock.

•	Make an initial investment in FirstEnergy common stock with a cash payment of at least $250 or, if already a shareholder or employee of FirstEnergy or its subsidiaries, make an investment in FirstEnergy common stock with optional cash investments at any time of at least $25 per payment. After non-shareholders or non-employees make the initial investment, such persons can also make additional optional cash investments of at least $25. Cash investments are limited to a maximum of $100,000 per calendar year.

•	Receive certificates for whole shares of common stock credited to their Plan accounts upon request.

•	Deposit certificates representing FirstEnergy common stock into the Plan for safekeeping.

•	Sell shares of common stock credited to their Plan accounts through the Plan.

Cash dividends and cash investments under the Plan will be used to purchase shares of FirstEnergy common stock which, at our option, either will be purchased on behalf of Plan participants in the open market by Morgan Stanley & Co. Incorporated, who we refer to as the Independent Agent, or will be newly issued shares. (See Questions 2 and 13.) The price of shares purchased in the open market under the Plan will be the weighted average price paid by the Independent Agent for the shares over the purchase period. (See Question 13.) The price of newly issued shares acquired under the Plan will be the average of the high and low prices of FirstEnergy common stock as reported in The Wall Street Journal’s report of New York Stock Exchange Composite Transactions for the investment date. In both cases, the purchase price will include a transaction fee to cover our administrative costs and, if shares are purchased in the open market, the fees of the Independent Agent for its services in executing those purchases. Currently shares are being purchased on the open market, and the total transaction fee is $0.09 per share. (See Question 15.) We will receive all of the proceeds resulting from the purchase of newly issued shares under the Plan. We do not receive any part of the proceeds resulting from the purchase of shares in the open market under the Plan other than the indicated portion of the transaction fees. Our estimated annual administrative cost to operate the Plan is $200,000. Some or all of this cost may be recovered through the transaction fees.

Fees payable by a Plan participant will be added to the purchase price for shares purchased, and deducted from the selling price for shares sold, under the Plan. (See Questions 15 and 22.)

To the extent required by applicable law in certain jurisdictions, including Arizona, Florida, Idaho, Maine, New Jersey and North Dakota, shares of common stock offered under the Plan to persons who are not already holders of FirstEnergy common stock will be offered only through a registered broker/dealer in those jurisdictions. Currently we have arrangements with Morgan Stanley & Co. Incorporated to act in this capacity.

This Prospectus describes the provisions of the Plan and should be retained by participants for future reference. Shares of FirstEnergy common stock are traded on the New York Stock Exchange under the symbol “FE.”

Before you invest, you should carefully read this Prospectus and the information referred to under the heading “Where You Can Find More Information.” Also, because investing in our common stock involves risks, you should consider the information presented under “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 22, 2008.

i

No person is authorized to give any information or make any representation not contained, or incorporated by reference, in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by FirstEnergy. This Prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of FirstEnergy since the date of this Prospectus.

Unless the context requires otherwise, references to “we,” “us,” “our” and “FirstEnergy” refer specifically to FirstEnergy Corp. and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Prospectus and incorporated by reference into this Prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements include declarations regarding our or our management’s intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

•	the speed and nature of increased competition in the electric utility industry and legislative and regulatory changes affecting how generation rates will be determined following the expiration of existing rate plans in Ohio and Pennsylvania;

•	the impact of the rulemaking process of Public Utilities Commission of Ohio, or PUCO, on the Ohio companies’ Electric Security Plan and Market Rate Offer filings;

•	economic or weather conditions affecting future sales and margins;

•	changes in markets for energy services;

•	changing energy and commodity market prices and availability;

•	replacement power costs being higher than anticipated or inadequately hedged;

•	the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs;

•	maintenance costs being higher than anticipated;

•	other legislative and regulatory changes, revised environmental requirements, including possible greenhouse gases emission regulations;

•	the impact of the U.S. Court of Appeals’ July 11, 2008 decision to vacate the Clean Air Interstate Rules and the scope of any laws, rules or regulations that may ultimately take their place;

•	the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement our air quality compliance plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the consent decree resolving the new source review litigation or other potential regulatory initiatives;

•	adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the Nuclear Regulatory Commission (including, but not limited to, the Demand for Information issued to FirstEnergy Nuclear Operating Company on May 14, 2007);

•	the timing and outcome of various proceedings before the:

•	PUCO (including, but not limited to, the distribution rate cases and the generation supply plan filing for our Ohio operating subsidiaries and the successful resolution of the issues remanded to the PUCO by the Ohio Supreme Court regarding the Rate Stabilization Plan and Rate Certainty Plan including the deferral of fuel costs), and

•	Pennsylvania Public Utility Commission (including the resolution of the Petitions for Review filed with the Commonwealth Court of Pennsylvania with respect to the transition rate plan for Metropolitan Edison Company and Pennsylvania Electric Company);

•	the continuing availability of generating units and their ability to operate at, or near full capacity;

•	the changing market conditions that could affect the value of assets held in our nuclear decommissioning trusts, pension trusts and other trust funds;

•	the ability to comply with applicable state and federal reliability standards;

•	the ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives);

•	the ability to improve electric commodity margins and to experience growth in the distribution business;

•	the ability to access the public securities and other capital markets and the cost of such capital;

•	the risks and other factors discussed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 and in this Prospectus or any prospectus supplement under the heading “Risk Factors”; and

•	other similar factors.

Any forward-looking statements speak only as of the date of this Prospectus, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factors on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. Also, a security rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time and each such rating should be evaluated independently of any other rating.

RISK FACTORS

Investing in our common stock involves risks. Please see the risk factors described in our most recent Annual Report on Form 10-K and, to the extent applicable, our subsequent Quarterly Reports on Form 10-Q, filed with the SEC, which are all incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus. Any of these risks, as well as other risks and uncertainties, could materially harm our business, financial condition, results of operations or cash flows. In that case, the value or trading price of our common stock could decline, and you could lose part or all of your investment.

FIRSTENERGY CORP.

We are a diversified energy company headquartered in Akron, Ohio. Our subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Our seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey; and our generation subsidiaries control more than 14,000 megawatts of capacity.

We are an Ohio corporation, and our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308. Our telephone number is (800) 736-3402.

DESCRIPTION OF THE PLAN

The following questions and answers describe the terms and conditions of the Plan. We suggest that you keep this Prospectus for future reference.

Purpose

1.	Q.	What is the purpose of the Plan?

	A.	The purpose of the Plan is to provide shareholders and employees of FirstEnergy and its subsidiaries, as well as others, a way to purchase shares of FirstEnergy common stock. Purchases can be made by investing cash and/or reinvesting cash dividends.

Administration

2.	Q.	Who administers the Plan?

	A.	We administer the Plan. This includes keeping the Plan records and serving as custodian for shares held in the Plan. If we elect to meet the purchase requirements of participants through purchases of shares of common stock in the open market, funds for investment will be deposited promptly into an escrow account for the benefit of Plan participants. An Independent Agent appointed by us will then act on behalf of participants in buying shares. The Independent Agent, or such other registered securities broker designated by us, will sell Plan shares on behalf of participants.

The Independent Agent is not an affiliate of FirstEnergy or our subsidiaries. Neither FirstEnergy, any affiliate of ours nor any participant will exercise any direct or indirect control or influence over (a) the times when, or the prices at which, the Independent Agent purchases shares for the Plan, (b) the amount of the securities to be purchased, (c) the manner in which the securities are to be purchased, or (d) the selection of a broker or dealer (other than the Independent Agent itself) through which the purchase may be executed. We will not change more than once, in any three-month period, the source of the shares to fund the plan.

We reserve the right to interpret and regulate the Plan as deemed necessary or desirable. Neither FirstEnergy nor our Independent Agent will be liable for any act done in good faith or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to close a participant’s account upon the participant’s death prior to receipt of written notice of such death, or with respect to the prices at which shares of common stock are purchased or sold for the participant’s account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares. However, we shall not be relieved from any liability imposed under any federal, state or other applicable securities law that cannot be waived.

3.	Q.	Who should I contact with questions concerning the Plan or FirstEnergy?

	A.	You may call our Shareholder Services toll-free at (800) 736-3402 or visit our Web site at www.firstenergycorp.com. You may also write to us at the following address:

FirstEnergy Corp.
Shareholder Services
76 South Main Street
Akron, OH 44308-1890

Participation

4.	Q.	Who is eligible to participate in the Plan?

	A.	All registered shareholders and employees of FirstEnergy and its subsidiaries, including holders of preferred stock of subsidiaries, are eligible to participate. In addition, any person or entity who is not a registered shareholder or employee is eligible to participate provided that in the case of citizens or residents of a country other than the United States, its territories and possessions, their participation would not violate local laws applicable to FirstEnergy, the Plan or the participant.

5.	Q.	How do I enroll in the Plan or change my method of participation?

	A.	Shareholders — Current registered shareholders can enroll by completing and signing a Plan Enrollment Form.

Employees — Employees can enroll by completing and signing a Plan Enrollment Form/Payroll Deduction Authorization Form. If voluntary payroll deductions are not desired, this form must be accompanied by a cash payment.

Other Persons or Entities — If you are not a registered shareholder or employee, you can enroll by making an initial cash investment of at least $250 and completing and signing a Plan Enrollment Form. The Plan Enrollment Form provides information necessary to open an account, such as the stock registration desired, address and taxpayer identification number.

You may change your method of participation at any time by completing and signing another Plan Enrollment Form. In the case of an employee who is using payroll deductions to invest in the Plan, the amount of the deduction can be changed or canceled by completing and signing another Plan Enrollment Form/Payroll Deduction Authorization Form.

6.	Q.	What dividend payment options are provided under the Plan?

	A.	The Plan provides complete flexibility in regard to how dividends are paid. You are asked to provide payment instructions by completing both Parts (A) and (B) of the Dividend Reinvestment and Payment Instructions Section of the Plan Enrollment Form. Part (A) contains payment instructions for shares that are held by you in certificate form. Part (B) contains payment instructions for shares that are held by us in an account for you. Dividend payment options are as follows:

Reinvest dividends on all shares — All dividends are reinvested to purchase shares of FirstEnergy common stock.

Pay cash dividends on all shares — All dividends are paid in cash.

Pay cash dividends on portion of shares — You may elect to have a portion of dividends paid in cash and reinvest the remaining dividends to purchase shares of FirstEnergy common stock by selecting the number of shares, the percent, or the dollar amount of dividends to be paid in cash.

If you elect to receive all or a portion of your dividends in cash, your cash dividends may be deposited directly into your checking, savings or credit union account at any financial institution that accepts electronic direct deposits. Receiving your payments by direct deposit ensures that the funds will be deposited into your bank account on the payment date. If you are interested in direct deposit of dividends, you should complete the appropriate section on the Plan Enrollment Form or call Shareholder Services for a Direct Deposit Authorization Form.

7.	Q.	When must my Plan Enrollment Form be received by FirstEnergy?

	A.	For dividends to be reinvested, your Plan Enrollment Form must be received by FirstEnergy on or before the record date for the dividend payment; otherwise, reinvestment of dividends will start with the next succeeding dividend payment. The dividend record and payment dates for preferred stock dividends vary and can be obtained by contacting Shareholder Services. The dividend record and payment dates for common stock dividends, which must be declared by our board of directors, are expected to be as follows:

Record Dates — Fifth business day of February, May, August, November

Payment Dates — March 1, June 1, September 1, December 1

For initial cash investments, a properly completed Plan Enrollment Form and the initial cash payment must be received by FirstEnergy prior to a cash Investment Date, which are the 1st and 15th day of each month. Otherwise, the investment will be made on the next succeeding cash Investment Date. See Question 11 for additional information.

Dividend Reinvestment

8.	Q.	What is meant by dividend reinvestment?

	A.	If you elect to reinvest all or a portion of your dividends, we will take those dividends and purchase shares of FirstEnergy common stock for you. The amount reinvested will be reduced by (1) any amount that is required to be withheld under any applicable tax or other statutes and (2) applicable transaction fees. See the “Purchases” section for more detailed information.

Cash Investments

9.	Q.	Who is eligible to make cash investments?

	A.	All persons and entities that are eligible to participate in the Plan are eligible to make cash investments. See Question 4 for Plan eligibility requirements.

10.	Q.	What are the minimum and maximum cash investments?

	A.	If you are not a registered shareholder or employee of FirstEnergy or its subsidiaries, the initial cash investment must be at least $250.

If you are a registered shareholder or employee of FirstEnergy or its subsidiaries, the minimum cash investment is $25 per payment; however, for employees who elect to use payroll deduction to make cash investments, the minimum deduction is $10.

The maximum amount of cash investments is $100,000 per calendar year.

11.	Q.	How do I make a cash investment?

	A.	If you are not a current Plan participant, you must enclose a check with your Plan Enrollment Form.

If you are a current Plan participant, you can make a cash investment by sending a check or by signing up for automatic electronic investments as discussed below. When sending a check, you should attach a cash investment form, which is attached to your Plan statements. You may also send a check without a cash investment form; however, your stock registration or tax identification number should be included on your check for account identification purposes, along with a cover letter requesting that the check be used to purchase common stock of FirstEnergy. If you are sending a cash payment to open a new account, you must send a letter of instruction providing the name, address and tax identification number (include an IRS Form W-9) for the new account.

All checks should be made payable to “FirstEnergy Corp.” and sent to FirstEnergy Shareholder Services at 76 South Main Street, Akron, OH 44308-1890. For the protection of participants, we discourage sending cash or endorsed second-party checks. Cash investments received from foreign shareholders must be in United States dollars.

You may authorize monthly automatic electronic cash investments by completing the appropriate section on the Enrollment Form or by completing an Automatic Electronic Investment Authorization Form available from Shareholder Services. This enables you to make regular investments, if you choose, without the inconvenience of writing and mailing checks. If you authorize automatic electronic cash investments, funds will be withdrawn from your bank or credit union account around the 25th day of each month and will be invested on the next Investment Date following the withdrawal. Your bank, savings association or credit union must be a member of the National Automated Clearinghouse Association. You may change the amount automatically withdrawn or the financial institution at any time by completing a new Automatic Electronic Investment Authorization Form, and you may stop automatic electronic cash investments by notifying Shareholder Services in writing.

Cash investments, pending purchase of common stock through the Plan, will be credited to your Plan account and held in a bank account separate from funds of FirstEnergy. No interest will be paid to you on cash held for investment. You may request the return of a cash investment upon written request received by FirstEnergy not later than 48 hours prior to the applicable Investment Date.

Investment Dates

12.	Q.	When are the Investment Dates for Plan purchases?

	A.	Investment Dates for reinvested dividends are the dividend payment dates. Payment dates for common stock dividends are expected to be March 1, June 1, September 1 and December 1. Payment dates for preferred stock dividends can be obtained by contacting Shareholder Services. Investment Dates for cash investments are the 1st and 15th day of each month. A cash investment must be received by FirstEnergy by the business day before the Investment Date in order to be invested on such Investment Date. Otherwise, the cash investment will be held by FirstEnergy and invested on the next Investment Date.

In order to receive dividends on shares of common stock purchased with a cash investment, the shares must be purchased on an Investment Date prior to the dividend record date. Record dates for common stock dividends are expected to be the fifth business day of February, May, August and November.

Purchases

13.	Q.	What is the price of shares purchased under the Plan?

	A.	Reinvested dividends and cash investments will be used to purchase shares of FirstEnergy common stock which, at the option of FirstEnergy, will be either purchased on behalf of Plan participants in the open market by an Independent Agent appointed by FirstEnergy or newly issued shares. When shares are purchased in the open market, the purchase price per share will be the weighted average price of the aggregated shares purchased by the Independent Agent during the purchase period plus a transaction fee of $.09 per share. The purchase period may begin no more than three business days before the Investment Date, and should be completed no more than ten days after the Investment Date, although it could be longer. The length of the purchase period is affected by the amount of funds to be invested, the availability of shares in the open market, and market conditions. Purchases of shares pursuant to cash payments will be completed no later than 30 days after receipt of cash payments. The Independent Agent will combine the funds of all participants for the purpose of executing purchase transactions.

When shares to be purchased are satisfied by newly issued shares, the price will be the average of the high and low prices of FirstEnergy’s common stock, as reported in the New York Stock Exchange Composite Index on The Wall Street Journal’s Website, for the Investment Date (or the next preceding day on which FirstEnergy common stock is traded on the New York Stock Exchange, if it is not traded on the Investment Date), plus a transaction fee which is not expected to exceed $.09 per share.

The determination of the source of shares of common stock to be used for purchases under the Plan will be solely based on FirstEnergy’s need to increase equity capital. If FirstEnergy does not need to raise funds externally or if the need for funds is satisfied using sources other than the issuance of new shares through the Plan, shares of common stock purchased for participants under the Plan will be purchased in the open market. As of the date of this Prospectus, shares of common stock purchased for participants under the Plan are being purchased in the open market. We will not change more than once in any three-month period the source of the purchase of the shares.

If shares cannot be purchased with respect to an Investment Date due to the inability to purchase shares during the purchase period, or if such purchase is deemed to be otherwise inadvisable by FirstEnergy or the Independent Agent, the dividends and cash investments which otherwise would have been invested will be paid or returned, as the case may be, by the Company issuing checks to the affected participants without interest.

14.	Q.	How many shares of common stock will be purchased?

	A.	The number of shares (including any fraction of a share) of common stock purchased for you will be determined by dividing the total amount of the cash dividend and/or cash investment to be invested for you on the Investment Date by the purchase price. All shares purchased under the Plan are held by FirstEnergy and credited to your Plan account until such time as you request the withdrawal of shares from your Plan account. Because only the Independent Agent may direct the time or price at which shares are purchased, we cannot exercise, directly or indirectly, control or influence over the number of shares to be purchased.

15.	Q.	Do I incur any fees for shares purchased under the Plan?

	A.	Yes. There is a transaction fee for each share purchased to cover brokerage commissions and administrative costs of the Plan. This transaction fee is not expected to exceed $0.09 per share; however, there is currently no maximum amount set for the Plan’s fees. Although not anticipated, Plan participants will receive advance written notice if there is a need to charge a transaction fee of greater than $0.09 per share due to increased administrative costs or broker commissions.

Safekeeping Option for Common Stock Certificates

16.	Q.	What is the purpose and advantages of the safekeeping option?

	A.	The purpose of the Plan’s safekeeping option is to enable you to deposit any FirstEnergy common stock certificates into the Plan for safekeeping. The certificates are canceled and the shares are credited to your Plan account. The shares are shown on dividend checks and/or Plan account statements and otherwise treated in the same manner as shares purchased through the Plan. FirstEnergy does not offer safekeeping for preferred stock certificates.

Benefits of the Plan’s safekeeping option include: you do not have to worry or bear the cost of protecting stock certificates or replacing certificates due to loss, theft or destruction; you can request that a certificate for whole shares be issued at no cost to you at any time; and because shares held in safekeeping are treated in the same manner as shares purchased through the Plan, you may conveniently sell them through the Plan.

17.	Q.	How do I use the safekeeping option?

	A.	At the time of Plan enrollment, you may take advantage of the safekeeping option by sending your certificate(s), unsigned, to FirstEnergy Shareholder Services with a Plan Enrollment Form. Or, at any time after enrollment, you may send your certificate(s), unsigned, with a signed letter of instruction requesting that FirstEnergy hold the shares in safekeeping and stating whether the dividends for shares being sent are to be reinvested or paid in cash. Registered mail is suggested when mailing certificates.

Sales, Certificate Withdrawals and Closing Plan Accounts

18.	Q.	How do I receive a certificate for or sell a portion of my Plan shares?

	A.	To receive a certificate for or to sell a portion of the shares credited to your Plan account, you must notify us of the number of whole shares to be issued in certificate form or to be sold.

19.	Q.	How do I close my Plan account?

	A.	To close a Plan account, you must notify us and provide instructions as to whether a certificate is to be issued, the shares are to be sold, or both. If both, the number of whole shares for which a certificate is to be issued must be specified so that the remainder of the shares can be sold. When requested to issue a certificate only, or if no instructions are provided, we will issue a certificate for all whole shares credited to the account and a check for the value of any fraction of a share. The price of the shares sold, including any fractional shares, will be the weighted average price of the aggregated shares sold by the Independent Agent or designated broker less a transaction fee of $.09 per share.

20.	Q.	How long does it take to withdraw certificates or close my Plan account?

	A.	It normally takes less than three business days from the time we receive a request for an account to be closed or a certificate to be issued. However, if we receive your request to close your Plan account between a dividend [payment] date and the date that the additional shares purchased with your reinvested dividend are credited to your account, your request may not be processed until the additional shares are credited to your Plan account (approximately two weeks after the dividend payment date). The additional shares purchased will be added to your account, and all shares will be issued or sold as soon as possible thereafter, depending on your instructions. Upon request, however, we can issue a certificate for or sell all whole shares currently in your Plan account, and then close your account by issuing another certificate for or selling the additional shares purchased after the shares are credited to your Plan account.

The Plan does not provide for the automatic issuance of certificates after a purchase, and certificates for fractions of shares will not be issued under any circumstances. Certificates representing Plan shares will be issued in the name in which your account is registered. If you desire to transfer Plan shares to another registration, you should contact us for transfer instructions.

21.	Q.	How often are shares sold and at what price?

	A.	Participants’ requests to sell Plan shares will be aggregated and sold at least once a week. (See Question 20 for information on requests to sell all shares and close a Plan account after a dividend record date). We will place a market order with the Independent Agent or broker designated by us, who will sell the shares as soon as practicable. Neither FirstEnergy nor any participant will have any authority or power to direct the time or price at which shares may be sold.

The price of the shares sold will be the weighted average price of the aggregated shares sold by the Independent Agent or designated broker less a transaction fee of $.09 per share. A check for sale of the shares, less the transaction fee, will generally be mailed to the participant three business days after the shares are sold.

22.	Q.	Will I incur any fees for shares sold under the Plan?

	A.	Yes. There is a transaction fee for each share sold to cover brokerage commissions and administrative costs of the Plan. This transaction fee is currently $.09 per share.

Statements to Participants

23.	Q.	Will I receive Plan account statements?

	A.	If you reinvest some or all of your dividends, you will receive a Plan statement about three weeks after each dividend payment date. You will also receive a Plan statement about two weeks after any Investment Date that you invest cash.

If you receive a dividend check for some or all of your dividends, you will receive account information on the stub attached to the check.

In addition to periodic account statements, a Plan account history report is available at any time upon request to FirstEnergy. This report is a summary of all Plan purchases and withdrawals and provides a concise and thorough record for you.

Tax Consequences

24.	Q.	What are the tax consequences of participation in the Plan?

	A.	You will have the same federal income tax obligations with respect to your dividends as shareholders who are not Plan participants. This means that dividends reinvested under the Plan are taxable as ordinary income even though you did not actually receive them in cash.

The selling of shares, including any fractional share, may give rise to a capital gain or loss for federal income tax purposes. Any such gain or loss will be determined by the difference between your net proceeds from the sale and your tax basis in the shares sold.

The original tax basis of shares acquired through the Plan is equal to their purchase price per share, including brokerage commission and other fees. See Question 13 for information regarding the purchase price of shares acquired through the Plan.

Any capital gain or loss will be long-term or short-term according to your holding period and current tax laws. The holding period for the shares acquired under the Plan commences the day after the applicable Investment Date.

The above tax information is only a general discussion of certain tax aspects of an investment in the Plan. You should consult your personal tax adviser as to all of the tax consequences of participating in the Plan, including the application of current and proposed federal, state, local, foreign and other tax laws.

Other Information

25.	Q.	What happens if we issue a stock dividend or declare a stock split?

	A.	Any shares of common stock distributed by us as a stock dividend on shares credited to your Plan account, or as a split of these shares, will be credited to your Plan account. Stock dividends or split shares distributed on any shares held by you in certificate form will be mailed directly to you in the same manner as to shareholders who are not participating in the Plan.

26.	Q.	If FirstEnergy has a rights offering, how will the rights on Plan shares be handled?

	A.	Rights on shares held by you in certificate form and on any shares, both whole and fractional, credited to your Plan account will be mailed directly to you in the same manner as to shareholders not participating in the Plan.

27.	Q.	How will shares I hold in the Plan be voted at meetings of shareholders?

	A.	You will receive a proxy card which will enable you to vote both shares credited to your Plan account and shares held by you in certificate form.

28.	Q.	Can shares credited to my Plan account be pledged?

	A.	No. Shares credited to your Plan account may not be pledged. If you wish to pledge such shares you must request the issuance of a stock certificate for such shares.

29.	Q.	Who bears the risk of market price fluctuations affecting the value of Plan shares?

	A.	Each individual participant in the Plan bears the risk of market price changes affecting the value of the stock. We cannot assure you of a profit or protect you against a loss on any shares you hold, purchase or sell under the Plan.

30.	Q.	Can FirstEnergy terminate my participation in the Plan?

	A.	Yes. After mailing written notice to you, we may terminate your participation in the Plan for any reason, including if your ownership interest is less than one full share. If your participation has been terminated, you will receive (1) a certificate for any or all of the whole shares of common stock credited to your account, (2) any uninvested dividend or cash investment credited to your account and (3) a check for the cash value of any fraction of a share of common stock credited to your account. Any fraction of a share will be sold and the cash value for such fraction of a share will be the weighted average price of the aggregated fractions of shares sold by the Independent Agent or designated broker less a transaction fee of $.09 per share.

31.	Q.	May the Plan be changed, suspended or discontinued?

	A.	We reserve the right, for any reason, to modify, suspend or terminate any provision of the Plan, or the Plan as a whole, at any time. All participants will receive notice of any such modification, suspension or termination. Typically, notice will be provided prior to the effectiveness of the applicable modification, suspension or termination. However, notices of suspension or termination caused by the inability to purchase or inadvisability of purchasing shares may be given after the fact. If the Plan is suspended, we may similarly, for any reason, reinstate the Plan at any time. Again, notice will be given to participants of the reinstatement and such notice may be given before or after the fact.

Upon any termination of the Plan by us, you will receive (1) a certificate for all of the whole shares of common stock credited to your account, (2) any uninvested dividend or cash investment credited to your account and (3) a check for the cash value for any fraction of a share of common stock credited to your account. The price of the shares sold will be the weighted average price of the aggregated shares sold by the Independent Agent or designated broker less a transaction fee of $.09 per share Any fraction of a share will be sold and the cash value for such fraction of a share will be the weighted average price of the aggregated fractions of shares sold by the Independent Agent or designated broker less a transaction fee of $.09 per share.

If you have questions concerning the Plan or FirstEnergy, please call Shareholder Services at 1-800-736-3402.

USE OF PROCEEDS

The proceeds from the sale to the Plan of any newly issued stock will be used to meet working capital and capital expenditure requirements and for other corporate purposes.

DESCRIPTION OF COMMON STOCK

Certain provisions of our Amended Articles of Incorporation and Amended Code of Regulations are summarized or referred to below. The summaries are merely an outline, do not purport to be complete, do not relate to or give effect to the provisions of statutory or common law, and are qualified in their entirety by express reference to our Amended Articles of Incorporation and Amended Code of Regulations.

We are authorized by our Amended Articles of Incorporation to issue 375,000,000 shares of common stock, par value $.10 per share, of which 304,835,407 shares were issued and outstanding as of August 14, 2008. The common stock currently outstanding is, and the common stock offered pursuant to this Prospectus will be, fully paid and non-assessable.

We are also authorized by our Amended Articles of Incorporation to issue 5,000,000 shares of preferred stock, par value $100 per share, of which none are currently issued and outstanding. Our Amended Articles of Incorporation give our board of directors authority to issue preferred stock from time to time in one or more classes or series. Preferred stock could be issued with terms that could delay, defer or prevent a change of control of FirstEnergy.

Dividend Rights

Subject only to any prior rights and preferences of any shares of our preferred stock that may in the future be issued and outstanding, the holders of the common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. There can be no assurance that funds will be legally available to pay dividends at any given time or that, if funds are available, the board of directors will declare a dividend.

Liquidation Rights

In the event of our dissolution or liquidation, the holders of our common stock will be entitled to receive, pro rata, after the prior rights of the holders of any issued and outstanding shares of our preferred stock have been satisfied, all of our assets that remain available for distribution after payment in full of all of our liabilities.

Voting Rights

The holders of our common stock are entitled to one vote on each matter submitted for their vote at any meeting of our shareholders for each share of common stock held as of the record date for the meeting. The holders of our common stock are not entitled to cumulate their votes for the election of directors. Our Amended Code of Regulations provides that the board of directors be divided into three classes with the term of office of the respective classes to expire in successive years.

In order to amend or repeal, or adopt any provision inconsistent with, the provisions of our Amended Articles of Incorporation dealing with:

•	the right of the board of directors to establish the terms of unissued shares or to authorize our acquisition of our outstanding shares;

•	the absence of cumulative voting and preemptive rights; or

•	the requirement that at least 80% of the voting power of our outstanding shares must approve the foregoing;

at least 80% of the voting power of our outstanding shares must approve. In addition, the approval of at least 80% of the voting power of our outstanding shares must be obtained to amend or repeal the provisions of our Amended Code of Regulations dealing with:

•	the time and place of shareholders’ meetings, the manner in which special meetings of shareholders are called or the way business is conducted at such meetings;

•	the number, election and terms of directors, the manner of filling vacancies on the board of directors, the removal of directors or the manner in which directors are nominated; or

•	the indemnification of officers or directors.

Amendment of the provision of the Amended Code of Regulations that requires the approval of 80% of the voting power of our outstanding shares in the instances enumerated above requires the same level of approval.

Adoption of amendments to our Amended Articles of Incorporation (other than those requiring 80% approval as specified above), adoption of a plan of merger, consolidation or reorganization, authorization of a sale or other disposition of all or substantially all of our assets not made in the usual and regular course of its business or adoption of a resolution of dissolution, and any other matter which would otherwise require a two-thirds approving vote, require the approval of two-thirds of the voting power of our outstanding shares, unless our board of directors provides otherwise, in which case, these matters will require the approval of a majority of the voting power of our outstanding shares and the approval of a majority of the voting power of any shares entitled to vote as a class.

Ohio Law Anti-takeover Provisions

Chapter 1704 of the Ohio General Corporation Law applies to a broad range of business combinations between an Ohio corporation and an interested shareholder. The Ohio law definition of “business combination” includes mergers, consolidations, combinations or majority share acquisitions. An “interested shareholder” is defined as a shareholder who, directly or indirectly, exercises or directs the exercise of 10% or more of the voting power of the corporation in the election of directors.

Chapter 1704 restricts corporations from engaging in business combinations with interested shareholders, unless the articles of incorporation provide otherwise, for a period of three years following the date on which the shareholder became an interested shareholder, unless the directors of the corporation have approved the business combination or the interested shareholder’s acquisition of shares of the corporation prior to the date the shareholder became an interested shareholder. After the initial three-year moratorium, Chapter 1704 prohibits such transactions absent approval by the directors of the interested shareholder’s acquisition of shares of the corporation prior to the date that the shareholder became an interested shareholder, approval by disinterested shareholders of the corporation or the transaction meeting certain statutorily defined fair price provisions.

Under Section 1701.831 of the Ohio General Corporation Law, unless the articles of incorporation, the regulations adopted by the shareholders, or the regulations adopted by the directors pursuant to division (A)(1) of Section 1701.10 of the Ohio General Corporation Law provide otherwise, any control share acquisition of a corporation can only be made with the prior approval of the corporation’s shareholders. A “control share acquisition” is defined as the acquisition, directly or indirectly, by any person of shares of a corporation that, when added to all other shares of that corporation in respect of which the person may exercise or direct the exercise of voting power, would enable that person, immediately after the acquisition, directly or indirectly, alone or with others, to exercise levels of voting power of the corporation in the election of directors in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but no more than 50%; or more than 50%.

Anti-takeover Effects

Some of the supermajority provisions of our Amended Articles of Incorporation and Amended Code of Regulations and the rights or the provisions of Ohio law described above, individually or collectively, may discourage, deter, delay or impede a tender offer or other attempt to acquire control of FirstEnergy even if the transaction would result in the shareholders receiving a premium for their shares over current market prices or if the shareholders otherwise believe the transaction would be in their best interests.

On November 18, 1997, we authorized and declared a dividend of a one share purchase right for each outstanding share of our common stock. Each right entitled the registered holder to purchase one share of our common stock at a purchase price of $70 per share, if and when the rights became exercisable in the event that we became the subject of a takeover attempt or other merger or acquisition. The rights, which could have had anti-takeover effects by causing substantial dilution to a person or group that attempted to acquire us unless redeemed by our board of directors, were not extended or redeemed by our board of directors prior to their expiration on November 28, 2007.

No Preemptive or Conversion Rights

Holders of our common stock have no preemptive or conversion rights and are not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock.

Listing

Shares of our common stock are traded on the New York Stock Exchange under the symbol “FE.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is FirstEnergy Securities Transfer Company, our wholly owned subsidiary.

Dividend Information

Cash dividends, per share of our common stock, declared in 2008 through the date of this prospectus include two quarterly payments of $0.55 per share in 2008. Cash dividends, per share of our common stock, declared in 2007 include three quarterly payments of $0.50 per share in 2007 and one quarterly payment of $0.55 per share in 2008, increasing the indicated annual dividend rate from $2.00 to $2.20 per share. Dividends declared in 2006 include three quarterly payments of $0.45 per share in 2006 and one quarterly payment of $0.50 per share paid in 2007. Dividends declared in 2005 include two quarterly payments of $0.4125 per share in 2005, one quarterly payment of $0.43 per share in 2005 and one quarterly payment of $0.45 per share in 2006. Dividends declared in 2004 include four quarterly dividends of $0.375 per share paid in 2004 and a quarterly dividend of $0.4125 per share paid in 2005. Dividends declared in 2003 include four quarterly dividends of $0.375 per share. Dividends on our common stock are paid as declared by our board of directors and are typically paid on the first day of March, June, September and December. Future dividends will depend on our future earnings and the ability of our subsidiaries to pay cash dividends to us which, in the case of our regulated subsidiaries, may be subject to regulatory limitations and to charter and indenture limitations that may, in general, restrict the amount of retained earnings available for the payment to us of dividends. These limitations, however, do not currently materially restrict payment of these dividends.

LEGAL MATTERS

The legality of our common stock offered pursuant to this Registration Statement is passed on for us by Wendy E. Stark, Associate General Counsel for FirstEnergy. Ms. Stark is a holder of shares (and options to purchase shares) of our common stock. As of June 30, 2008, Ms. Stark owned 672 shares of our common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Managements Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of FirstEnergy Corp. for the three-month periods ended March 31, 2008 and 2007 and for the three-month and six-month periods ended June 30, 2008 and 2007, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 7, 2008 and August 7, 2008 for the quarter ended March 31, 2008 and for the quarter and six-month periods ended June 30, 2008, respectively, incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We are required by the Exchange Act to file annual, quarterly and current reports and other information with the SEC. These reports and other information can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also read and copy these SEC filings by visiting the SEC’s Website at http://www.sec.gov or our Website at http://www.firstenergycorp.com. Information contained on our Website does not constitute part of this Prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement.

The SEC allows us to incorporate by reference in this Prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus. The information included in this Prospectus is not complete, and should be read together with the information incorporated by reference. We incorporate by reference in this Prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of this offering; information we file in the future with the SEC will automatically update and supersede this information:

•	FirstEnergy’s Annual Report on Form 10-K for the year ended December 31, 2007;

•	FirstEnergy’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30,2008; and

•	FirstEnergy’s Current Report on Form 8-K filed January 2, 2008.

We also note that we have furnished to the SEC our Current Reports on Form 8-K dated February 25, 2008 (two reports), May 1, 2008, July 31, 2008 and August 1, 2008. As indicated in such reports, the information in these Form 8-Ks and the Exhibits attached thereto was furnished pursuant to Form 8-K and is not deemed “filed” for purposes of Section 18 of the Exchange Act, nor is such information deemed incorporated by reference in this registration statement on Form S-3. Likewise, information included in future reports on Form 8-K similarly furnished to the SEC and not deemed “filed” will not be deemed incorporated by reference in this registration statement on Form S-3.

You may also request additional copies of these reports or copies of our other SEC filings at no cost by writing or telephoning us at the following address:

FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308-1890
Attention: Corporate Secretary
(800) 736-3402

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Registration fee	$8,441
Costs of printing and engraving*	$22,175
Legal fees and expenses*	$35,000
Accounting fees and expenses*	$13,000
New York Stock Exchange Listing Fee	$5,700
Miscellaneous expenses*	$27,750

Total	$112,066

*	Estimated

Item 15.	Indemnification of Directors and Officers

Section 1701.13(E) of Title 17 of Page’s Ohio Revised Code Annotated gives a corporation incorporated under the laws of Ohio power to indemnify any person who is or has been a director, officer or employee of that corporation, or of another corporation at the request of that corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, criminal or civil, to which he is or may be made a party because of being or having been such director, officer or employee, provided that in connection therewith, such person is determined to have acted in good faith in what he reasonably believed to be in or not opposed to the best interest of the corporation of which he is a director, officer or employee, and without reasonable cause, in the case of a criminal matter, to believe that his conduct was unlawful. The determination as to the conditions precedent to the permitted indemnification of such person is made by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by the majority vote of the corporation’s voting shareholders (or without a meeting upon two-thirds written consent of such shareholders), by judicial proceeding or by written opinion of independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified during the five years preceding the date of determination.

Section 1701.13(E) of Title 17 of Page’s Ohio Revised Code Annotated provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation.

Regulation 31 of FirstEnergy’s Amended Code of Regulations provides as follows:

“The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of the Board of Directors or an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Amended Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

Regulation 32 of FirstEnergy’s Amended Code of Regulations provides as follows:

“The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in Regulation 31 against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.”

Directors and Officers Liability Insurance.  The registrant maintains and pays the premium on contracts insuring the registrant (with certain exclusions) against any liability to directors and officers it may incur under the above indemnity provisions and insuring each director and officer of the registrant (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to the registrant, even if the registrant does not have the obligation or right to indemnify him or her against such liability or expense.

Item 16.	Exhibits

The following exhibits are incorporated by reference into this registration statement or are filed herewith and made a part hereof:

Exhibit No.		Description

4	(a)*	Amended Articles of Incorporation of FirstEnergy Corp. (Exhibit 4(a) to the Registration Statement on Form S-3 filed by the Registrant on February 3, 1997 (No. 333-21011))
4	(b)*	Amended Code of Regulations of FirstEnergy Corp. (Exhibit 3 to Form 10-K/A filed by the Registrant on April 16, 2001)
4	(c)*	Form of Common Stock Certificate (Exhibit 4(c) to the Registration Statement on Form S-3/A filed by the Registrant on November 24, 1997 (No. 333-40063))*
5	**	Opinion of Wendy E. Stark, Esq., Associate General Counsel for FirstEnergy Corp., as to the validity of the Common Stock being registered
15	**	Letter of PricewaterhouseCoopers LLP re unaudited interim financial information
23	(a)**	Consent of PricewaterhouseCoopers LLP
23	(b)**	Consent of Wendy E. Stark, Esq. (contained in Exhibit 5)
24	**	Power of Attorney (included on signature pages)

*	Incorporated by reference.

**	Filed herewith.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on the 22nd day of August, 2008.

FirstEnergy Corp.

By:	/s/ Rhonda S. Ferguson
Rhonda S. Ferguson
Corporate Secretary

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Registrant, individually as such director and/or officer, hereby makes, constitutes and appoints Rhonda S. Ferguson, Anthony J. Alexander and Lucas F. Torres and each of them, singly or jointly, with full power of substitution, as his true and lawful attorney-in-fact and agent to execute in his name, place and stead, in any and all capacities, and to file with the Commission, this Registration Statement and any and all amendments, including post-effective amendments, to this Registration Statement, which amendment may make such changes in the Registration Statement as the Registrant deems appropriate hereby ratifying and confirming all that each of said attorneys-in-fact, or his, her or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony J. Alexander Anthony J. Alexander	President and Chief Executive Officer, and Director (Principal Executive Officer)	August 22, 2008

/s/ Richards H. Marsh Richards H. Marsh	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 22, 2008

/s/ Harvey L. Wagner Harvey L. Wagner	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	August 22, 2008

Signature	Title	Date

/s/ George M. Smart George M. Smart	Director	August 22, 2008

/s/ Paul T. Addison Paul T. Addison	Director	August 22, 2008

/s/ Michael J. Anderson Michael J. Anderson	Director	August 22, 2008

/s/ Dr. Carol A. Cartwright Dr. Carol A. Cartwright	Director	August 22, 2008

/s/ William T. Cottle William T. Cottle	Director	August 22, 2008

/s/ Robert B. Heisler, Jr. Robert B. Heisler Jr.	Director	August 22, 2008

/s/ Ernest J. Novak, Jr. Ernest J. Novak Jr.	Director	August 22, 2008

/s/ Catherine A. Rein Catherine A. Rein	Director	August 22, 2008

/s/ Wes M. Taylor Wes M. Taylor	Director	August 22, 2008

/s/ Jesse T. Williams, Sr. Jesse T. Williams Sr.	Director	August 22, 2008

INDEX TO EXHIBITS

Exhibit No.		Description

4	(a)*	Amended Articles of Incorporation of FirstEnergy Corp. (Exhibit 4(a) to the Registration Statement on Form S-3 filed by the Registrant on February 3, 1997 (No. 333-21011))
4	(b)*	Amended Code of Regulations of FirstEnergy Corp. (Exhibit 3 to Form 10-K/A filed by the Registrant on April 16, 2001)
4	(c)*	Form of Common Stock Certificate (Exhibit 4(c) to the Registration Statement on Form S-3/A filed by the Registrant on November 24, 1997 (No. 333-40063))*
5	**	Opinion of Wendy E. Stark, Esq., Associate General Counsel for FirstEnergy Corp., as to the validity of the Common Stock being registered
15	**	Letter of PricewaterhouseCoopers LLP re unaudited interim financial information
23	(a)**	Consent of PricewaterhouseCoopers LLP
23	(b)**	Consent of Wendy E. Stark, Esq. (contained in Exhibit 5)
24	**	Power of Attorney (included on signature pages)

*	Incorporated by reference.

**	Filed herewith.